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                                                                       EXHIBIT 8


                               [WSGR LETTERHEAD]

                               September 21, 1998

Starlight Networks Incorporated
205 Ravendale Drive
Mountain View, California 94043

      RE: Registration Statement on Form S-4 of PictureTel dated September 21, 1998

Ladies and Gentlemen:

     We have acted as counsel to Starlight Networks Incorporated, a California corporation ("Starlight"), in connection with the proposed merger (the "Merger") of SNI Acquisition Corporation, a California corporation ("Merger Sub") and an indirect wholly owned subsidiary of PictureTel Corporation, a Delaware corporation ("PictureTel"), with and into Starlight pursuant to an Agreement and Plan of Merger dated as of August 14, 1998, as amended (the "Merger Agreement"), among Starlight, PictureTel, PictureTel Technology Corporation, a Delaware corporation, and Merger Sub. The Merger and certain related transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of PictureTel which contains a prospectus and key information statement. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     The facts, as we understand them, are set forth in the Registration Statement. Based on such facts and on representations expected to be formalized in connection with our closing opinion described in the Registration Statement, it is our opinion that the material United States federal income tax consequences to the shareholders of Starlight expected to result from the receipt of PictureTel Common Stock and cash in exchange for Starlight Preferred Stock pursuant to the Merger under currently applicable law, are as set forth under the caption "THE MERGER -- Material Federal Tax Consequences" in the Registration Statement.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name whenever appearing in the Registration Statement with respect to the opinion and discussion of the material federal income tax consequences of the Merger, including the prospectus and information statement constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati
                                    --------------------------------------------
                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation